WC-348571

Certificate Of Good Standing

TO WHOM IT MAY CONCERN

I DO HEREBY CERTIFY that

HUALE ACOUSTICS LIMITED

a company duly organised and existing under and by virtue of the Laws of The Cayman Islands is at the date of this certificate in Good Standing with the office, and duly authorised to exercise therein all the powers vested in the company.

Given under my hand and Seal at George Town in the Island of Grand Cayman this 12th day of April Two Thousand Nineteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 506056348721
www.verify.gov.ky
12 April 2019